Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2020 Results

HOLLAND, Mich. (January 28, 2021) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the fourth quarter and full year of 2020.

•	Net income of $9.0 million in fourth quarter 2020 versus $8.2 million in fourth quarter 2019 – up 10%
•	Full year 2020 net income of $30.2 million versus $32.0 million in 2019 – down just 6% despite COVID-19 pandemic challenges
•
Provision for loan losses of $800,000 in the fourth quarter 2020 versus no provision in the fourth quarter 2019, due to additional qualitative allocations for effects of COVID-19 pandemic on economic conditions

•
Net interest margin increased 26 basis points to 2.69% during the fourth quarter 2020 primarily due to unamortized fees recognized upon forgiveness of $113.5 million of Paycheck Protection Program (“PPP”) loans in the quarter

•	Growth in non-interest income of $2.0 million (39%) from fourth quarter 2019 driven by increased gains on sales of mortgage loans
•	Loan portfolio balances up by $43.7 million (3%) from fourth quarter 2019, driven by PPP loans
•	Over 99% of loan balances modified under CARES Act have returned to contractual terms at December 31, 2020
•	Core deposit balances up by $545.3 million (31%) from fourth quarter 2019
•	Capital and liquidity levels increased further during the quarter and remain strong

The Company reported net income of $9.0 million, or $0.26 per diluted share, in the fourth quarter 2020 compared to $8.2 million, or $0.24 per diluted share, in the fourth quarter 2019.  For the full year 2020, the Company reported net income of $30.2 million, or $0.88 per diluted share, compared to $32.0 million, or $0.94 per diluted share, for the same period in 2019.

"We are pleased to report solid profitability for the fourth quarter of 2020 and for the full year 2020,” said Ronald L. Haan, President and CEO of the Company.  “The COVID-19 pandemic has continued to have a significant impact on our community, but the Company has again proven resilient and consistent in serving the financial needs of our customers and our community.  We were active participants in the Small Business Administration’s Paycheck Protection Program (PPP) and originated 1,738 PPP loans totaling $346.7 million in 2020.  The loans were distributed to many local small businesses in order to protect jobs and allow continued paychecks to employees in those companies.  The SBA distributed $113.5 million in forgiveness disbursements related to these PPP loans during the fourth quarter 2020.  We are participating in this program again in 2021 as reauthorized by Congress.

Macatawa Bank Corporation 4Q Results / page 2 of 7

Despite a challenging environment, we produced $9.0 million in earnings for the fourth quarter and $30.2 million for the full year 2020.  Mortgage gains in the fourth quarter of 2020 were over three times the level achieved a year ago and offset much of the reduction in net interest income caused by the decrease in market interest rates in 2020. An increase in provision for loan losses was the primary reason for the reduction in net income in the full year 2020 compared to 2019, as we increased our allowance for loan losses due to effects of the COVID-19 pandemic on economic conditions.”

Mr. Haan concluded:  "We continue to monitor challenges relating to the impact of COVID-19 on our customers and our business.  We have actively worked with our borrowers to provide payment relief where possible, and over 99 percent of the balance of loans that had been modified during the COVID-19 pandemic have either paid off or have returned to their contractual loan payment terms.  We look forward to further supporting the communities we serve through additional PPP lending, and we believe our strong balance sheet should provide the strength and stability to weather the remainder of these difficult times.”

Operating Results
Net interest income for the fourth quarter 2020 totaled $16.5 million, an increase of $1.8 million from the third quarter 2020 and an increase of $838,000 from the fourth quarter 2019.  Net interest margin for the fourth quarter 2020 was 2.69 percent, up 26 basis points from the third quarter 2020, and down 55 basis points from the fourth quarter 2019.  Net interest income for the fourth quarter 2020 benefitted from amortization of $3.2 million in fees from loans issued under the PPP in the second and third quarters of 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA  forgiveness, the remaining unamortized fees are recognized into interest income.  At December 31, 2020, the Company had approved and received forgiveness disbursements from the SBA on 765 loans with balances totaling $113.5 million.  The Company expects the related fee income amortization to continue to be elevated in the first quarter of 2021 as the SBA continues to process the larger, more complex, forgiveness applications, which will positively impact net interest income.  Net interest margin was negatively impacted in the fourth quarter 2020 versus the third quarter 2020 by carrying significantly higher balances of federal funds sold due to the seasonal increase in deposits from municipal customers typically experienced.  These balances, which earn only 10 basis points in interest, increased by $106.3 million, on average, from the third quarter 2020 and caused an 11 basis point decrease in net interest margin in the fourth quarter 2020.  The most significant factor in the 55 basis point decrease in net interest margin from the fourth quarter 2019 to the fourth quarter 2020 was the impact of the 225 basis point decrease in the federal funds rate.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of these federal funds rate decreases.  Without these floors, net interest income for the quarter would have been lower than stated by approximately $1.0 million.

Average interest earning assets for the fourth quarter 2020 increased $41.7 million from the third quarter 2020 and were up $526.4 million from the fourth quarter 2019.  Increases in deposit balances, including seasonal municipal deposits and business customers holding higher balances at year end, accounted for the increase from third quarter 2020.

Macatawa Bank Corporation 4Q Results / page 3 of 7

Non-interest income increased $980,000 in the fourth quarter 2020 compared to the third quarter 2020 and increased $2.0 million from the fourth quarter 2019.  Gains on sales of mortgage loans in the fourth quarter 2020 were up $886,000 compared to the third quarter 2020 and were up $1.7 million from the fourth quarter 2019.  The Company originated $36.2 million in mortgage loans for sale in the fourth quarter 2020 compared to $40.8 million in the third quarter 2020 and $28.6 million in the fourth quarter 2019.  Deposit service charges were up $86,000 in the fourth quarter 2020 compared to the third quarter 2020 and were down $74,000 compared to the fourth quarter 2019.  These fees are lower than in recent years due to lower overdraft fees as customers have generally retained higher deposit balances due to uncertainty related to the COVID-19 pandemic.

Non-interest expense was $12.0 million for the fourth quarter 2020, compared to $11.5 million for the third quarter 2020 and $10.6 million for the fourth quarter 2019.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $113,000 compared to the third quarter 2020 and were up $809,000 compared to the fourth quarter 2019.  The increases compared to the fourth quarter 2019 were due to a combination of factors, including a higher level of salary and other compensation from staffing changes and merit increases, increased bonus accrual and variable based compensation from higher mortgage production and a higher level of medical insurance expense.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q4 2020 to Q3 2020	Q4 2020 To Q4 2019

Salaries and other compensation	$70	$259
Salary deferral from commercial loans	(31)	(27)
Bonus accrual	152	320
Mortgage production – variable comp	51	129
401k matching contributions	(30)	(4)
Medical insurance costs	(99)	132
Total change in salaries and benefits	$113	$809

Nonperforming asset expenses remained low in the fourth quarter 2020 at just $12,000 compared to $25,000 in the third quarter 2020 and $139,000 in the fourth quarter 2019.  FDIC assessment expense was $194,000 in the fourth quarter 2020 and $131,000 in the third quarter 2020.  There was no FDIC assessment expense in the fourth quarter 2019 as the FDIC assessment credits fully covered the assessment in that quarter.  All of the Company’s FDIC assessment credits had been applied by the second quarter 2020, so expense increased in the last three quarters of 2020.  Data processing expenses were up $287,000 in the fourth quarter 2020 compared to the third quarter 2020 and were up $295,000 compared to the fourth quarter 2019 due to online banking conversion related expenses incurred in the fourth quarter 2020.  Other categories of non-interest expense were relatively flat compared to the third quarter 2020 and the fourth quarter 2019 due to a continued focus on expense management.

Macatawa Bank Corporation 4Q Results / page 4 of 7

Federal income tax expense was $1.8 million for the fourth quarter 2020 compared to $1.6 million for the third quarter 2020 and $1.9 million for the fourth quarter 2019.  Federal income tax expense for the fourth quarter 2020 benefitted from the reversal of $92,000 deferred tax valuation allowance at the end of 2020.  The effective tax rate was 16.8 percent for the fourth quarter 2020, compared to 18.5 percent for the third quarter 2020 and 19.2 percent for the fourth quarter 2019.

Asset Quality
A provision for loan losses of $800,000 was recorded in the fourth quarter 2020 compared to $500,000 in the third quarter 2020 and no provision taken in the fourth quarter 2019.  Net loan recoveries for the fourth quarter 2020 were $50,000, compared to third quarter 2020 net loan recoveries of $203,000 and fourth quarter 2019 net loan recoveries of $55,000.  At December 31, 2020, the Company had experienced net loan recoveries in twenty-two of the past twenty-four quarters.  Total loans past due on payments by 30 days or more amounted to $581,000 at December 31, 2020, up slightly from $524,000 at September 30, 2020 and up from $405,000 at December 31, 2019.  Delinquency as a percentage of total loans was 0.04 percent at December 31, 2020, well below the Company’s peer level.

The allowance for loan losses of $17.4 million was 1.22 percent of total loans at December 31, 2020, compared to 1.07 percent of total loans at September 30, 2020, and 1.24 percent at December 31, 2019.  The ratio at December 31, 2020 and at September 30, 2020 includes the PPP loans originated in the second and third quarters, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio at December 31, 2020 and September 30, 2020 excluding PPP loans was 1.45 percent and 1.38 percent, respectively.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 33-to-1 as of December 31, 2020.

The CARES Act enacted in the first quarter of 2020 allowed the Company to provide payment relief to borrowers that were current on their loan terms at December 31, 2019 without being required to identify those loans as troubled debt restructurings.  The Company granted 733 of these modifications with principal balances totaling $337.2 million in 2020, the large majority of which were granted an interest only period of 90 days.  Some borrowers were granted an additional 90 day modification.  At December 31, 2020, over 99 percent of the modifications granted had expired and the loans were back to their contractual terms.  The table below shows the number of loans and balances that were under such modifications as of the end of the quarter for the dates indicated.

Dollars in 000s	Number of COVID-19 Modifications	Balance of COVID-19 Modifications
March 31, 2020	176	$87,917
June 30, 2020	599	297,269
September 30, 2020	26	79,894
December 31, 2020	6	2,018

At December 31, 2020, the Company's nonperforming loans were $533,000, representing 0.04 percent of total loans.  This compares to $195,000 (0.01 percent of total loans) at September 30, 2020 and $203,000 (0.01 percent of total loans) at December 31, 2019.  Other real estate owned and repossessed assets were $2.5 million at December 31, 2020, compared to $2.6 million at September 30, 2020 and $2.7 million at December 31, 2019. Total non-performing assets, including other real estate owned and nonperforming loans, were $3.1 million, or 0.12 percent of total assets, at December 31, 2020.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $119,000 from December 31, 2019 to December 31, 2020.

Macatawa Bank Corporation 4Q Results / page 5 of 7

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Commercial Real Estate	$438	$97	$2,857	$5,908	$98
Commercial and Industrial	---	---	---	1,211	---
Total Commercial Loans	438	97	2,857	7,119	98
Residential Mortgage Loans	95	98	100	103	105
Consumer Loans	---	---	---	8	---
Total Non-Performing Loans	$533	$195	$2,957	$7,230	$203

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Non-Performing Loans	$533	$195	$2,957	$7,230	$203
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,537	2,624	2,624	2,626	2,748
Total Non-Performing Assets	$3,070	$2,819	$5,581	$9,856	$2,951

Balance Sheet, Liquidity and Capital

Total assets were $2.64 billion at December 31, 2020, an increase of $133.3 million from $2.51 billion at September 30, 2020 and an increase of $573.3 million from $2.07 billion at December 31, 2019.  Assets were elevated at December 31, 2020 and September 30, 2020 due to customers holding a higher level of deposits during the COVID-19 pandemic, including unused balances from PPP loan proceeds, particularly in the third quarter 2020.  Total loans were $1.43 billion at December 31, 2020, a decrease of $113.0 million from $1.54 billion at September 30, 2020 and an increase of $43.7 million from $1.39 billion at December 31, 2019.

Commercial loans increased by $119.6 million from December 31, 2019 to December 31, 2020, partially offset by a decrease of $61.5 million in the residential mortgage portfolio, and a decrease of $14.4 million in the consumer loan portfolio.  Commercial real estate loans decreased by $46.3 million, commercial and industrial loans decreased by $63.2 million and PPP loans increased by $229.1 million, net of SBA forgiveness received, during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019

Construction and Development	$118,665	$121,578	$127,094	$135,648	$134,710
Other Commercial Real Estate	433,508	437,345	442,862	457,003	463,748
Commercial Loans Secured by Real Estate	552,173	558,923	569,956	592,651	598,458
Commercial and Industrial	436,331	413,702	405,093	527,590	499,572
Paycheck Protection Program	229,079	339,216	335,668	---	---
Total Commercial Loans	$1,217,583	$1,311,841	$1,310,717	$1,120,241	$1,098,030

Macatawa Bank Corporation 4Q Results / page 6 of 7

Total deposits were $2.30 billion at December 31, 2020, up $128.0 million, or 6 percent, from $2.22 billion at September 30, 2020 and were up $545.3 million, or 31 percent, from $1.75 billion at December 31, 2019.  Demand deposits were up $153.8 million in the fourth quarter 2020 compared to the third quarter 2020 and were up $490.5 million compared to the fourth quarter 2019.  Money market deposits and savings deposits were down $14.3 million from the third quarter 2020 and were up $102.5 million from the fourth quarter 2019.  Certificates of deposit were down $11.4 million at December 31, 2020 compared to September 30, 2020 and were down $47.7 million compared to December 31, 2019 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Company's total risk-based regulatory capital ratio at December 31, 2020 was higher than the ratios at both September 30, 2020 and December 31, 2019.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at December 31, 2020.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 4Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in “Part II, Item 1A – Risk Factors” in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Twelve Months Ended December 31
	4th Qtr 2020	3rd Qtr 2020	4th Qtr 2019
EARNINGS SUMMARY				2020	2019
Total interest income	$17,401	$15,822	$18,435	$67,224	$75,942
Total interest expense	888	1,148	2,760	5,687	12,455
Net interest income	16,513	14,674	15,675	61,537	63,487
Provision for loan losses	800	500	-	3,000	(450)
Net interest income after provision for loan losses	15,713	14,174	15,675	58,537	63,937

NON-INTEREST INCOME
Deposit service charges	1,073	987	1,147	4,030	4,415
Net gains on mortgage loans	2,432	1,546	697	6,477	2,347
Trust fees	957	921	999	3,758	3,812
Other	2,610	2,638	2,246	9,711	9,154
Total non-interest income	7,072	6,092	5,089	23,976	19,728

NON-INTEREST EXPENSE
Salaries and benefits	6,593	6,480	5,784	25,530	24,679
Occupancy	971	1,026	940	3,955	3,994
Furniture and equipment	974	967	823	3,678	3,420
FDIC assessment	194	131	-	400	239
Problem asset costs, including losses and (gains)	12	25	139	115	253
Other	3,222	2,904	2,957	12,047	11,639
Total non-interest expense	11,966	11,533	10,643	45,725	44,224
Income before income tax	10,819	8,733	10,121	36,788	39,441
Income tax expense	1,822	1,613	1,949	6,623	7,462
Net income	$8,997	$7,120	$8,172	$30,165	$31,979

Basic earnings per common share	$0.26	$0.21	$0.24	$0.88	$0.94
Diluted earnings per common share	$0.26	$0.21	$0.24	$0.88	$0.94
Return on average assets	1.39%	1.12%	1.59%	1.27%	1.59%
Return on average equity	15.24%	12.29%	15.27%	13.19%	15.66%
Net interest margin (fully taxable equivalent)	2.69%	2.43%	3.24%	2.75%	3.38%
Efficiency ratio	50.74%	55.54%	51.26%	53.47%	53.14%

BALANCE SHEET DATA	December 31 2020	September 30 2020	December 31 2019
Assets
Cash and due from banks	$31,480	$28,294	$31,942
Federal funds sold and other short-term investments	752,256	504,706	240,508
Debt securities available for sale	236,832	229,928	225,249
Debt securities held to maturity	79,468	91,394	82,720
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	5,422	3,508	3,294
Total loans	1,429,331	1,542,335	1,385,627
Less allowance for loan loss	17,408	16,558	17,200
Net loans	1,411,923	1,525,777	1,368,427
Premises and equipment, net	43,254	43,733	43,417
Bank-owned life insurance	42,516	42,368	42,156
Other real estate owned	2,537	2,624	2,748
Other assets	24,780	24,828	16,751

Total Assets	$2,642,026	$2,508,718	$2,068,770

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$809,437	$738,471	$482,499
Interest-bearing deposits	1,489,150	1,432,108	1,270,795
Total deposits	2,298,587	2,170,579	1,753,294
Other borrowed funds	70,000	70,000	60,000
Long-term debt	20,619	20,619	20,619
Other liabilities	12,977	13,655	17,388
Total Liabilities	2,402,183	2,274,853	1,851,301

Shareholders' equity	239,843	233,865	217,469

Total Liabilities and Shareholders' Equity	$2,642,026	$2,508,718	$2,068,770

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019
						2020	2019
EARNINGS SUMMARY
Net interest income	$16,513	$14,674	$15,047	$15,303	$15,675	$61,537	$63,487
Provision for loan losses	800	500	1,000	700	-	3,000	(450)
Total non-interest income	7,072	6,092	5,854	4,959	5,089	23,976	19,728
Total non-interest expense	11,966	11,533	10,504	11,722	10,643	45,725	44,224
Federal income tax expense	1,822	1,613	1,759	1,429	1,949	6,623	7,462
Net income	$8,997	$7,120	$7,638	$6,411	$8,172	$30,165	$31,979

Basic earnings per common share	$0.26	$0.21	$0.22	$0.19	$0.24	$0.88	$0.94
Diluted earnings per common share	$0.26	$0.21	$0.22	$0.19	$0.24	$0.88	$0.94

MARKET DATA
Book value per common share	$7.01	$6.86	$6.72	$6.56	$6.38	$7.01	$6.38
Tangible book value per common share	$7.01	$6.86	$6.72	$6.56	$6.38	$7.01	$6.38
Market value per common share	$8.37	$6.53	$7.82	$7.12	$11.13	$8.37	$11.13
Average basic common shares	34,154,820	34,109,901	34,108,982	34,106,719	34,080,275	34,120,275	34,056,200
Average diluted common shares	34,154,820	34,109,901	34,108,982	34,106,719	34,080,275	34,120,275	34,056,200
Period end common shares	34,197,519	34,101,320	34,114,901	34,107,995	34,103,542	34,197,519	34,103,542

PERFORMANCE RATIOS
Return on average assets	1.39%	1.12%	1.31%	1.27%	1.59%	1.27%	1.59%
Return on average equity	15.24%	12.29%	13.50%	11.63%	15.27%	13.19%	15.66%
Net interest margin (fully taxable equivalent)	2.69%	2.43%	2.74%	3.25%	3.24%	2.75%	3.38%
Efficiency ratio	50.74%	55.54%	50.26%	57.85%	51.26%	53.47%	53.14%
Full-time equivalent employees (period end)	328	327	335	331	325	328	325

ASSET QUALITY
Gross charge-offs	$22	$24	$4,183	$39	$33	$4,268	$279
Net charge-offs/(recoveries)	$(50)	$(203)	$4,034	$(989)	$(55)	$2,792	$(774)
Net charge-offs to average loans (annualized)	-0.01%	-0.05%	1.03%	-0.29%	-0.02%	0.19%	-0.06%
Nonperforming loans	$533	$195	$2,957	$7,230	$203	$533	$203
Other real estate and repossessed assets	$2,537	$2,624	$2,624	$2,626	$2,748	$2,537	$2,748
Nonperforming loans to total loans	0.04%	0.01%	0.19%	0.52%	0.01%	0.04%	0.01%
Nonperforming assets to total assets	0.12%	0.11%	0.23%	0.49%	0.14%	0.12%	0.14%
Allowance for loan losses	$17,408	$16,558	$15,855	$18,889	$17,200	$17,408	$17,200
Allowance for loan losses to total loans	1.22%	1.07%	1.01%	1.35%	1.24%	1.22%	1.24%
Allowance for loan losses to total loans (excluding PPP loans)	1.45%	1.38%	1.29%	1.35%	1.24%	1.45%	1.24%
Allowance for loan losses to nonperforming loans	3266.04%	8491.28%	536.19%	261.26%	8472.91%	3266.04%	8472.91%

CAPITAL
Average equity to average assets	9.11%	9.07%	9.68%	10.93%	10.42%	9.62%	10.17%
Common equity tier 1 to risk weighted assets (Consolidated)	15.79%	15.30%	14.92%	13.43%	13.46%	15.79%	13.45%
Tier 1 capital to average assets (Consolidated)	9.89%	9.78%	10.49%	11.90%	11.49%	9.89%	11.49%
Total capital to risk-weighted assets (Consolidated)	18.29%	17.74%	17.30%	15.81%	15.78%	18.29%	15.77%
Common equity tier 1 to risk weighted assets (Bank)	16.67%	16.18%	15.81%	14.23%	14.26%	16.67%	14.25%
Tier 1 capital to average assets (Bank)	9.63%	9.52%	10.21%	11.56%	11.15%	9.63%	11.15%
Total capital to risk-weighted assets (Bank)	17.84%	17.28%	16.87%	15.39%	15.33%	17.84%	15.32%
Common equity to assets	9.08%	9.32%	9.36%	11.01%	10.52%	9.08%	10.51%
Tangible common equity to assets	9.08%	9.32%	9.36%	11.01%	10.52%	9.08%	10.51%

END OF PERIOD BALANCES
Total portfolio loans	$1,429,331	$1,542,335	$1,562,688	$1,395,341	$1,385,627	$1,429,331	$1,385,627
Earning assets	2,510,882	2,376,943	2,316,213	1,912,400	1,943,356	2,510,882	1,943,356
Total assets	2,642,026	2,508,718	2,451,148	2,031,090	2,068,770	2,642,026	2,068,770
Deposits	2,298,587	2,170,579	2,118,291	1,705,380	1,753,294	2,298,587	1,753,294
Total shareholders' equity	239,843	233,865	229,338	223,580	217,469	239,843	217,469

AVERAGE BALANCES
Total portfolio loans	$1,481,054	$1,542,838	$1,571,544	$1,384,465	$1,377,051	$1,495,068	$1,372,905
Earning assets	2,457,746	2,416,072	2,216,193	1,897,236	1,931,333	2,247,850	1,887,101
Total assets	2,590,875	2,554,198	2,338,888	2,017,823	2,055,398	2,376,523	2,008,302
Deposits	2,249,679	2,215,509	2,007,258	1,701,994	1,727,946	2,044,643	1,692,935
Total shareholders' equity	236,127	231,702	226,288	220,538	214,112	228,692	204,191